EXHIBIT 10.1

InoLife Technologies, Inc.

6040-A-Six Forks Rd

Raleigh, N.C. 27609

516-858-2612

May 4, 2015

Via Email: domenic@sportshopnetwork.com

Domenic Casillo

Sports Shopping Network (SSN)

45A Meadow Glen Road

New York, 11768

Re: Letter of Intent for Acquisition of Sports Shop Network LLC Asset.

Domenic Casillo:

This letter is to confirm our intent with respect to the acquisition by InoLife Technologies, Inc. a New York corporation ( “Purchaser”), of certain media assets assigned by Media Barber Corp. 20,0000 television minutes (“Barter Credits”) owned by Sports Shop Network LLC, a Florida company (“Seller”).  The television minutes total up to $3,166,000 in trade-dollar value, according to a “Due Bill” Attached here to.

This letter of intent (“LOI”) sets forth a binding proposal for the terms and conditions of Purchaser’s acquisition of the Barter Credits from the Seller.

Seller:	Sports Shop Network LLC.

Purchaser:	InoLife Technologies, Inc., a New York corporation.

Asset To Be Acquired:	20,000 separate Television minutes totaling up to $3,166,000 in trade-dollar value. The “Asset” to be audited by a PCAOB firm. Purchaser is acquiring the media asset, which is owned by [Seller].

Purchase Price:

The purchase price for the media asset shall consist of the following: (1) $100,000.00 (The “Principal Amount”), (2) $25,000 within 45 days after the execution of the definitive purchase agreement(“APA”).

Funding Commitment:

Purchaser and Seller agree to work on a mutually binding funding schedule, in addition to the Purchase Price, to provide necessary working capital to bring certain operations of the media asset’s subsidiary into production. Additional capital in the amount of $500,000 will be funded over a period of 6 months after the “Principal Amount” has been paid.

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Due Diligence by Purchaser:

Upon the execution of this LOI by Seller and Purchaser, Purchaser will commence its due diligence process, and Seller shall make available to Purchaser for review, Seller’s financial statements, books, records and other corporate documents with respect to the Media asset, as purchaser may reasonably request. Purchaser shall have the opportunity to meet with the attorneys, accountants and key personnel of Seller to discuss the media asset, and the financial and business conditions of Seller and to make whatever further independent investigation deemed necessary and prudent (“Due Diligence”).  Seller shall cooperate, and shall cause its attorneys, accountants and key personnel to cooperate, in providing such documentation and information to Purchaser as it may request for the Due Diligence.

Termination of LOI:

This LOI is (1 mutually binding between the Seller and Purchaser or (2) a notice from Purchaser to Seller that Purchaser is terminating the LOI as a result of unsatisfactory results from the Due Diligence or Seller’s failure to provide Due Diligence materials.  This LOI will expire if Seller does not execute this LOI by the close of business on May 5, 2015.

Fees and Expenses:

Purchaser and Seller shall pay their own out-of-pocket expenses incurred in connection with this LOI, the Due Diligence and the definitive agreement and other documentation to be entered into by Seller and Purchaser pursuant to this LOI.

Documentation:

The definitive documentation for the purchase of the “Barter credits” for deposit of advertising for use on cable media carriers, shall contain such additional provisions, including without limitation, certain representations, warranties, covenants, agreements and remedies, as are customary in an asset acquisition of this nature.

Governing Law/Jurisdiction:	This LOI and the Documentation shall be governed by New York. All disputes will be in any Federal or state court in the State and County of New York.

Assignability:	This LOI shall not be assigned or transferred by Seller or Purchaser except that Purchaser may assign this LOI to a subsidiary or affiliate without the Seller’s consent.

Amendment:	This LOI shall be amended only in writing signed by both Purchaser and Seller.

Nature of Document:

This LOI constitutes the proposed terms for the preparation of definitive agreement and other Documentation only, and is binding until definitive agreement and other Documentation are executed by the parties.

This LOI may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one document.  It is further agreed that the delivery by facsimile of an executed counterpart of this letter shall be deemed to be an original and shall have the full force and effect of an original executed copy.

[Signatures appear on next page]

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If the foregoing accurately reflects our discussion and is in accord with the understandings of Seller, please so indicate by executing this letter and returning it to the undersigned.

Very truly yours, InoLife Technologies, Inc.

By	/s/ Elizabeth A. Cirone
Elizabeth A. Cirone Chief Executive Officer

Agreed and Accepted:

Sports Shopping Network

By:	/s/ Domenic Casillo	By:	/s/ Wayne Wiggins
	Name: Domenic Casillo		Name: Wayne Wiggins
	Title: CEO		Title: President

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